As filed with the Securities and Exchange Commission on January 2, 2009
Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
SUPERIOR BANCORP
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	63-1201350 (I.R.S. Employer Identification Number)
17 North 20th Street
Birmingham, Alabama 35203
(205) 327-1400
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
C. Stanley Bailey
Chairman and Chief Executive Officer
Superior Bancorp
17 North 20th Street
Birmingham, Alabama 35203
(205) 327-1400
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copies to:

Robert E. Lee Garner	William H. Caughran
Haskell Slaughter Young & Rediker, LLC	General Counsel
1400 Park Place Tower	Superior Bancorp
2001 Park Place North	17 North 20th Street
Birmingham, Alabama 35203	Birmingham, Alabama 35203
(205) 251-1000	(205) 327-1400
     Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this registration statement.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

			Proposed Maximum
Title of each class of	Amount to	Proposed maximum	Aggregate Offering	Amount of
securities to be registered	be Registered	offering price per unit	Price	Registration Fee
Fixed Rate Cumulative Perpetual Preferred Stock, Series A, $.001 value per share	69,000	$1,000(1)	$69,000,000(1)	$2,711.70
Warrant to Purchase Common Stock, $.001 par value per share, and underlying shares of Common Stock(2)	1,923,792(2)	$5.38(3)	$10,350,000(3)	$406.76
Total:			$79,350,000	$3,118.46

(1)	Calculated in accordance with Rule 457(a) and includes such additional number of shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends or similar transactions.

(2)	In addition to the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, there are being registered hereunder (a) a warrant for the purchase of 1,923,792 shares of common stock with an initial per share exercise price of $5.38 per share, (b) the 1,923,792 shares of common stock issuable upon exercise of such warrant and (c) such additional number of shares of common stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain anti-dilution provisions set forth in such warrant, which shares of common stock are registered hereunder pursuant to Rule 416.

(3)	Calculated in accordance with Rule 457(i) with respect to the per share exercise price of the warrant of $5.38.

     The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission relating to these securities is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 2, 2009
PROSPECTUS
SUPERIOR BANCORP
Fixed Rate Cumulative Perpetual Preferred Stock, Series A
Warrant to Purchase 1,923,792 shares of common stock
1,923,792 shares of common stock
     This prospectus relates to the potential resale from time to time by selling securityholders of some or all of the shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, or the series A preferred stock, a warrant to purchase 1,923,792 shares of common stock, or the warrant, and any shares of common stock issuable from time to time upon exercise of the warrant. In this prospectus, we refer to the shares of series A preferred stock, the warrant and the shares of common stock issuable upon exercise of the warrant, collectively, as the securities. The series A preferred stock and the warrant were originally issued by us pursuant to the Letter Agreement dated December 5, 2008, and the related Securities Purchase Agreement — Standard Terms, between us and the United States Department of the Treasury, which we refer to as the initial selling securityholder, in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act.
     The initial selling securityholder and its successors, including transferees, which we collectively refer to as the selling securityholders, may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions.
     We will not receive any proceeds from the sale of securities by the selling securityholders.
     The series A preferred stock is not listed on an exchange, and, unless requested by the initial selling securityholder, we do not intend to list the series A preferred stock on any exchange.
     Our common stock is traded on the NASDAQ Global Market under the symbol “SUPR.” On December 31, 2008, the closing price of our common stock on the NASDAQ Global Market was $3.17 per share. You are urged to obtain current market quotations of the common stock.
     Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 2.
     Our principal executive offices are located at 17 North 20th Street, Birmingham, Alabama 35203, and our telephone number is (205) 327-1400.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
     These securities are not deposits, savings accounts or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
The date of this prospectus is                                         __, 2009.

ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, the selling securityholders may, from time to time, offer and sell, in one or more offerings, the securities described in this prospectus.
     We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling securityholders. The prospectus supplement may also add, update or change information in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement. See “Where You Can Find More Information” for more information.
     In this prospectus, “Superior,” “we,” “our,” “ours,” and “us” refer to Superior Bancorp, and its subsidiaries, unless the context otherwise requires. References to “Superior Bank” mean Superior Bank, which is our principal bank subsidiary.
FORWARD-LOOKING STATEMENTS
     The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf. Some of the disclosures in this prospectus and the documents incorporated by reference, including any statements preceded by, followed by or which include the words “may,” “could,” “should,” “will,” “would,” “hope,” “might,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “assume” or similar expressions constitute forward-looking statements.
     These forward-looking statements, implicitly and explicitly, include the assumptions underlying the statements and other information with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates, intentions, financial condition, results of operations, future performance and business, including our expectations and estimates with respect to our revenues, expenses, earnings, return on equity, return on assets, efficiency ratio, asset quality, the adequacy of our allowance for loan losses and other financial data and capital and performance ratios.
     Although we believe that the expectations reflected in our forward-looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors (some of which are beyond our control). The following factors, among others, could cause our financial performance to differ materially from our goals, plans, objectives, intentions, expectations and other forward-looking statements: (1) the strength of the United States economy in general and the strength of the regional and local economies in which we conduct operations; (2) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; (3) inflation, interest rate, market and monetary fluctuations; (4) our ability to successfully integrate the assets, liabilities, customers, systems and management we acquire or merge into our operations; (5) our timely development of new products and services in a changing environment, including the features, pricing and quality compared to the products and services of our competitors; (6) the willingness of users to substitute competitors’ products and services for our products and services; (7) the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies; (8) our ability to resolve any legal proceeding on acceptable terms and its effect on our financial condition or results of operations; (9) technological changes; (10) changes in consumer spending and savings habits; (11) the effect of natural disasters, such as hurricanes, in our geographic markets; (12) regulatory, legal or judicial proceedings; (13) the continuing instability in the domestic and international capital markets; (14) the effects of new and proposed laws relating to financial institutions and credit transactions; and (15) the effects of policy initiatives that may be introduced by a new Presidential administration.
     If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this annual report. Therefore, we caution you not to place undue reliance on our forward-looking information and statements.

     We do not intend to update our forward-looking information and statements, whether written or oral, to reflect change. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.
SUMMARY
     The following summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you should consider before investing in our securities. You should read the entire prospectus carefully including the Risks Factors and the documents that we refer to or incorporate by reference.
     Superior Bancorp is a Delaware-chartered thrift holding company headquartered in Birmingham, Alabama. We offer a broad range of banking and related services in 76 locations in Alabama and Florida through Superior Bank, our principal subsidiary. Superior Bank’s consumer finance subsidiaries operate an additional 22 consumer finance offices in North Alabama. We had assets of approximately $3.104 billion, loans of approximately $2.219 billion, deposits of approximately $2.226 billion and stockholders’ equity of approximately $342 million at September 30, 2008.
     Our principal executive offices are located at 17 North 20th Street, Birmingham, Alabama 35203, and our telephone number is (205) 327-1400. Our common stock is listed on the NASDAQ Global Market under the symbol “SUPR”.
     On December 5, 2008, we entered into a Letter Agreement and a Securities Purchase Agreement - Standard Terms with the United States Treasury Department, pursuant to which we agreed to issue and sell, and the Treasury agreed to purchase, (i) 69,000 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, having a liquidation preference of $1,000 per share, and (ii) a ten-year warrant to purchase up to 1,923,792 shares of our common stock, par value $.001, at an initial exercise price of $5.38 per share. The warrant was immediately exercisable upon its issuance and will expire on December 5, 2018.
     We are registering the shares of the series A preferred stock and the warrant sold to the Treasury pursuant to the transaction described above and elsewhere in this prospectus, as well as the shares of our common stock to be issued upon the exercise of the warrant.
RISK FACTORS
     An investment in our securities involves significant risks. You should carefully consider the risks and uncertainties and the risk factors set forth herein under “Forward Looking Statements” and in the documents and reports filed with the SEC that are incorporated by reference into this prospectus, as well as any risks described in any applicable prospectus supplement, before you make an investment decision regarding the securities. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.
USE OF PROCEEDS
     We will not receive any proceeds from any sale of the securities by the selling securityholders.
RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
     The following table sets forth our ratio of earnings to fixed charges and our ratio of earnings to combined fixed charges and preference dividends for the nine months ended September 30, 2008 and the years ended December 31, 2007, 2006, 2005, 2004 and 2003. Please refer to Exhibit 12.1 for a detailed calculation.

		December 31
	Nine months ended	(Years Ended)
	September 30, 2008	2007	2006	2005	2004	2003
Ratio of earnings to fixed charges
Including interest on customer accounts	*	1.12	1.12	*	1.01	1.78
Excluding interest on customer accounts	*	1.60	1.60	*	1.04	3.25
Ratio of earnings to fixed charges and preference dividends
Including interest on customer accounts	*	1.12	1.12	*	*	1.76
Excluding interest on customer accounts	*	1.60	1.60	*	*	3.16

*	Earnings were inadequate for these periods to cover fixed charges and preferred dividends by the following amounts:

		December 31
	Nine months ended	(Years Ended)
	September 30, 2008	2007	2006	2005	2004	2003
Fixed charges in excess of pre-tax income from continuing operations before fixed charges	$5,690	NA	NA	$10,398	NA	NA
Fixed charges and preferred dividends in excess of pre-tax income from continuing operations before fixed charges	$5,690	NA	NA	$12,709	$55	NA
DESCRIPTION OF SERIES A PREFERRED STOCK
     The following is a brief description of the terms of the series A preferred stock that may be resold by the selling securityholders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to our restated certificate of incorporation, as amended, and the certificate of designation with respect to the series A preferred stock, copies of which have been filed with the SEC and are also available upon request from us.
General
     Under our restated certificate of incorporation, we have authority to issue up to 5 million shares of preferred stock, $.001 value per share. We have designated 69,000 shares as series A preferred stock, all of which shares of series A preferred stock were issued to the initial selling securityholder in a transaction exempt from the registration requirements of the Securities Act. The issued and outstanding shares of series A preferred stock are validly issued, fully paid and nonassessable.
Dividends Payable on Shares of Series A Preferred Stock
     Holders of shares of series A preferred stock are entitled to receive if, as and when declared by our board of directors or a duly authorized committee of the board, out of assets legally available for payment, cumulative cash dividends at a rate per annum of 5% per share on a liquidation preference of $1,000 per share of series A preferred stock with respect to each dividend period from December 5, 2008 to, but excluding, February 15, 2014. From and after February 15, 2014, holders of shares of series A preferred stock are entitled to receive cumulative cash dividends at a rate per annum of 9% per share on a liquidation preference of $1,000 per share of series A preferred stock with respect to each dividend period thereafter.
     Dividends are payable quarterly in arrears on each February 15, May 15, August 15 and November 15, each a dividend payment date, starting with February 15, 2009. If any dividend payment date is not a business day, then the next business day will be the applicable dividend payment date, and no additional dividends will accrue as a result of the applicable postponement of the dividend payment date. Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable with respect to the series A preferred stock are payable to holders of record of shares of series A preferred stock on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as the board of directors or any duly authorized committee of the board determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.

     If we determine not to pay any dividend or a full dividend with respect to the series A preferred stock, we are required to provide written notice to the holders of shares of series A preferred stock prior to the applicable dividend payment date.
     We depend on dividends, distributions and other payments from our banking subsidiary, Superior Bank, to fund dividends on our common stock and preferred stock. Federal banking laws limit the amount of dividends or other capital distributions that a thrift such as Superior Bank may pay. In addition, we are subject to Delaware laws relating to the payment of dividends.
Priority of Dividends
     With respect to the payment of dividends and the amounts to be paid upon liquidation, the series A preferred stock will rank:
•	senior to our common stock and all other equity securities designated as ranking junior to the series A preferred stock; and

•	at least equally with all other equity securities designated as ranking on a parity with the series A preferred stock, or parity stock, with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding-up of Superior.
     So long as any shares of series A preferred stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, no dividend whatsoever shall be paid or declared on Superior’s common stock or other junior stock, other than a dividend payable solely in common stock. We and our subsidiaries also may not purchase, redeem or otherwise acquire for consideration any shares of our common stock or other junior stock unless we have paid in full all accrued dividends on the series A preferred stock for all prior dividend periods, other than:
•	purchases, redemptions or other acquisitions of our common stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business pursuant to a publicly announced repurchase plan up to the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation;

•	purchases or other acquisitions by broker-dealer subsidiaries of Superior solely for the purpose of market-making, stabilization or customer facilitation transactions in junior stock or parity stock in the ordinary course of its business;

•	purchases or other acquisitions by broker-dealer subsidiaries of Superior for resale pursuant to an offering by Superior of our stock that is underwritten by the related broker-dealer subsidiary;

•	any dividends or distributions of rights or junior stock in connection with any shareholders’ rights plan or repurchases of rights pursuant to any shareholders’ rights plan;

•	acquisition of record ownership of junior stock or parity stock for the beneficial ownership of any other person who is not Superior or a subsidiary of Superior, including as trustee or custodian; and

•	the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before December 5, 2008 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.
     If we repurchase shares of series A preferred stock from a holder other than the initial selling securityholder, we must offer to repurchase a ratable portion of the series A preferred stock then held by the initial selling securityholder.
     On any dividend payment date for which full dividends are not paid, or declared and funds set aside therefor, on the series A preferred stock and any other parity stock, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date therefor falling within the dividend period and related to the dividend payment date for the series A preferred stock), with respect to the series A preferred stock and any other parity stock shall be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.
     Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors (or a duly authorized committee of the board) may be declared and paid on our common stock and any other stock ranking equally with or junior to the series A preferred stock from time to time out of any funds legally available for such payment, and the series A preferred stock shall not be entitled to participate in any such dividend.
Redemption
     The series A preferred stock may not be redeemed prior to February 15, 2012 unless we have received aggregate gross proceeds from one or more qualified equity offerings (as described below) equal to $17,250,000 million, which equals 25% of the aggregate liquidation amount of the series A preferred stock on the date of issuance. In such a case, we may redeem the series A preferred stock, subject to the approval of the Office of Thrift Supervision, or OTS, in whole or in part, upon notice as described below, up to a maximum amount equal to the aggregate net cash proceeds received by us from such qualified equity offerings. A “qualified equity offering” is a sale and issuance for cash by us, to persons other than Superior or its subsidiaries after December 5, 2008, of shares of perpetual preferred stock, common stock or a combination thereof, that in each case qualify as tier 1 capital of Superior at the time of issuance under the applicable risk-based capital guidelines of the OTS. Qualified equity offerings do not include issuances made in connection with acquisitions, issuances of trust preferred securities and issuances of common stock and/or perpetual preferred stock made pursuant to agreements or arrangements entered into, or pursuant to financing plans that were publicly announced, on or prior to October 13, 2008.
     After February 15, 2012, the series A preferred stock may be redeemed at any time, subject to the approval of the OTS, in whole or in part, subject to notice as described below.
     In any redemption, the redemption price is an amount equal to the per share liquidation amount plus accrued and unpaid dividends to but excluding the date of redemption.
     The series A preferred stock will not be subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of series A preferred stock have no right to require the redemption or repurchase of the series A preferred stock.
     If fewer than all of the outstanding shares of series A preferred stock are to be redeemed, the shares to be redeemed will be selected either pro rata from the holders of record of shares of series A preferred stock in proportion to the number of shares held by those holders or in such other manner as our board of directors or a committee thereof may determine to be fair and equitable.
     We will mail notice of any redemption of series A preferred stock by first class mail, postage prepaid, addressed to the holders of record of the shares of series A preferred stock to be redeemed at their respective last addresses appearing on our books. This mailing will be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives the notice, and failure duly to give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any holder of series A preferred stock designated for redemption will not affect the redemption of any other series A preferred stock. Each notice of redemption will set forth the applicable redemption date, the redemption price, the place where shares of series A preferred stock are to be redeemed, and the number of shares of series A preferred stock to be redeemed (and, if less than all shares of series A preferred stock held by the applicable holder, the number of shares to be redeemed from the holder).
     Shares of series A preferred stock that are redeemed, repurchased or otherwise acquired by us will revert to authorized but unissued shares of our preferred stock.
Liquidation Rights
     In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of series A preferred stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of the series A preferred stock will be entitled to receive the total liquidation amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the series A preferred stock.
     If our assets are not sufficient to pay the total liquidation amount in full to all holders of series A preferred stock and all holders of any shares of outstanding parity stock, the amounts paid to the holders of series A preferred stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of series A preferred stock has been paid in full to all holders of series A preferred stock and other shares of parity stock, the holders of our common stock or any other shares ranking, as to such distribution, junior to the series A preferred stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.
     For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.
Voting Rights
     Except as indicated below or otherwise required by law, the holders of series A preferred stock will not have any voting rights.
     Election of Two Directors upon Non-Payment of Dividends. If the dividends on the series A preferred stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting our board of directors will be increased by two. Holders of series A preferred stock, together with the holders of any outstanding parity stock with like voting rights, referred to as voting parity stock, voting as a single class, will be entitled to elect the two additional members of our board of directors, referred to as the preferred stock directors, at the next annual meeting (or at a special meeting called for the purpose of electing the preferred stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. The election of any preferred stock director is subject to the qualification that the election would not cause us to violate the corporate governance requirement of the NASDAQ Global Market (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors.
     Upon the termination of the right of the holders of series A preferred stock and voting parity stock to vote for preferred stock directors, as described above, the preferred stock directors will immediately cease to be qualified as directors, their term of office shall terminate immediately and the number of authorized directors of Superior will be reduced by the number of preferred stock directors that the holders of series A preferred stock and voting parity stock had been entitled to elect. The holders of a majority of shares of series A preferred stock and voting parity stock, voting as a class, may remove any preferred stock director, with or without cause, and the holders of a majority of the shares series A preferred stock and voting parity stock, voting as a class, may fill any vacancy created by the removal of a preferred stock director. If the office of a preferred stock director becomes vacant for any other reason, the remaining preferred stock director may choose a successor to fill such vacancy for the remainder of the unexpired term.
     Other Voting Rights. So long as any shares of series A preferred stock are outstanding, in addition to any other vote or consent of shareholders required by law or by our restated certificate of incorporation or certificate of designations of the Series A preferred stock, the vote or consent of the holders of at least 66 2/3% of the shares of series A preferred stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:
•	any amendment or alteration of our restated certificate of incorporation or certificate of designations of the Series A preferred stock to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the series A preferred stock with respect to payment of dividends and/or distribution of assets on any liquidation, dissolution or winding up of Superior;
•	any amendment, alteration or repeal of any provision of the certificate of designations for the series A preferred stock so as to adversely affect the rights, preferences, privileges or voting powers of the series A preferred stock; or

•	any consummation of a binding share exchange or reclassification involving the series A preferred stock or of a merger or consolidation of Superior with another entity, unless the shares of series A preferred stock remain outstanding following any such transaction or, if Superior is not the surviving entity, are converted into or exchanged for preference securities and such remaining outstanding shares of series A preferred stock or preference securities have rights, references, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the series A preferred stock, taken as a whole.
     To the extent of the voting rights of the series A preferred stock, each holder of series A preferred stock will have one vote for each $1,000 of liquidation preference to which such holder’s shares of series A preferred stock are entitled.
     The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of series A preferred stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of series A preferred stock to effect the redemption.
DESCRIPTION OF WARRANT TO PURCHASE COMMON STOCK
     The following is a brief description of the terms of the warrant that may be resold by the selling securityholders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the warrant, a copy of which has been filed with the SEC and is also available upon request from us.
Shares of Common Stock Subject to the Warrant
     The warrant is initially exercisable for 1,923,792 shares of our common stock. If we complete one or more qualified equity offerings on or prior to December 31, 2009 that result in our receipt of aggregate gross proceeds of not less than the issue price of the series A preferred stock sold to the Treasury Department and the Treasury Department is still the holder of the warrant, which is equal to 100% of the aggregate liquidation preference of the series A preferred stock, the number of shares of common stock underlying the warrant then held by the selling securityholders will be reduced by 50% to 961,896 shares. The number of shares subject to the warrant are subject to the further adjustments described below under the heading “—Adjustments to the Warrant.”
Exercise of the Warrant
     The initial exercise price applicable to the warrant is $5.38 per share of common stock for which the warrant may be exercised. The warrant may be exercised at any time on or before December 5, 2018 by surrender of the warrant and a completed notice of exercise attached as an annex to the warrant and the payment of the exercise price for the shares of common stock for which the warrant is being exercised. The exercise price may be paid either by the withholding by Superior of such number of shares of common stock issuable upon exercise of the warrant equal to the value of the aggregate exercise price of the warrant determined by reference to the market price of our common stock on the trading day on which the warrant is exercised or, if agreed to by us and the warrantholder, by the payment of cash equal to the aggregate exercise price. The exercise price applicable to the warrant is subject to the further adjustments described below under the heading “—Adjustments to the Warrant.”
     Upon exercise of the warrant, certificates for the shares of common stock issuable upon exercise will be issued to the warrantholder. We will not issue fractional shares upon any exercise of the warrant. Instead, the warrantholder will be entitled to a cash payment equal to the market price of our common stock on the last day preceding the exercise of the warrant (less the pro-rated exercise price of the warrant) for any fractional shares that would have otherwise been issuable upon exercise of the warrant. We will at all times reserve the aggregate number of shares of our common stock for which the warrant may be exercised. We have listed the shares of common stock issuable upon exercise of the warrant with the NASDAQ Global Market.
Rights as a Shareholder
     The warrantholder shall have no rights or privileges of the holders of our common stock, including any voting rights, until (and then only to the extent) the warrant has been exercised.

Transferability
     The initial selling securityholder may not transfer a portion of the warrant with respect to more than 961,896 shares of common stock until the earlier of the date on which Superior has received aggregate gross proceeds from a qualified equity offering of at least the issue price of the series A preferred stock and December 31, 2009. The warrant, and all rights under the warrant, are otherwise transferable.
Adjustments to the Warrant
     Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations. The number of shares for which the warrant may be exercised and the exercise price applicable to the warrant will be proportionately adjusted in the event we pay dividends or make distributions of our common stock, subdivide, combine or reclassify outstanding shares of our common stock.
     Anti-dilution Adjustment. Until the earlier of December 5, 2011 and the date the initial selling securityholder no longer holds the warrant (and other than in certain permitted transactions described below), if we issue any shares of common stock (or securities convertible or exercisable into common stock) for less than 90% of the market price of the common stock on the last trading day prior to pricing such shares, then the number of shares of common stock into which the warrant is exercisable and the exercise price will be adjusted. Permitted transactions include issuances:
•	as consideration for or to fund the acquisition of businesses and/or related assets;

•	in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our board of directors;

•	in connection with public or broadly marketed offerings and sales of common stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act, or Rule 144A thereunder on a basis consistent with capital-raising transactions by comparable financial institutions (but do not include other private transactions); and

•	in connection with the exercise of preemptive rights on terms existing as of December 5, 2008.
     Other Distributions. If we declare any dividends or distributions other than our historical, ordinary cash dividends, the exercise price of the warrant will be adjusted to reflect such distribution.
     Certain Repurchases. If we effect a pro rata repurchase of common stock both the number of shares issuable upon exercise of the warrant and the exercise price will be adjusted.
     Business Combinations. In the event of a merger, consolidation or similar transaction involving Superior and requiring shareholder approval, the warrantholder’s right to receive shares of our common stock upon exercise of the warrant shall be converted into the right to exercise the warrant for the consideration that would have been payable to the warrantholder with respect to the shares of common stock for which the warrant may be exercised, as if the warrant had been exercised immediately prior to such merger, consolidation or similar transaction.
DESCRIPTION OF COMMON STOCK
     The following is a brief description of our common stock. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to our restated certificate of incorporation, a copy of which has been filed with the SEC and which is also available upon request from us.
General
     We have 15,000,000 shares of authorized common stock, $.001 par value per share, of which 10,074,999 shares were outstanding as of December 31, 2008.
     Holders of our common stock are entitled to one vote for each share that they hold for the election of directors and on all matters to be submitted to a vote of the stockholders and have no pre-emptive rights. Shares of our common stock are not redeemable or convertible.
     Holders of our common stock are entitled to receive dividends and other distributions if, as and when declared by our board of directors out of any funds legally available for dividends. Upon our liquidation or dissolution, holders of our common stock are also entitled to receive pro rata our net assets, if any, remaining after payment of all our creditors and preferred liquidation payments to holders of our Series A preferred stock and any other outstanding class or series of preferred stock.
     Our series A preferred stock has, and any other series of preferred stock upon issuance will have, preference over our common stock with respect to the payment of dividends and the distribution of assets in the event of our liquidation or dissolution. Our preferred stock also has such other preferences as currently, or as may be, fixed by our board of directors.
     Our common stock is listed on the NASDAQ Global Market. Outstanding shares of our common stock are validly issued, fully paid and non-assessable. Holders of our common stock are not, and will not be, subject to any liability as shareholders.
Transfer Agent and Registrar
     The transfer agent and registrar for our common stock is Registrar and Transfer Company.
Restrictions on Ownership
     Federal law generally provides that no person or company, acting directly or indirectly or through or in concert with one or more other persons, may acquire “control” of a savings and loan holding company, such as Superior, without the prior approval of the OTS. Generally, a person or a company will be deemed to “control” a savings and loan holding company if it (i) acquires more than 25% of any class of the voting securities of the savings and loan holding company or (ii) controls the election of a majority of the directors of the savings and loan holding company. A person or company will be deemed to control, subject to rebuttal, a savings and loan holding company if it (i) acquires more than 10% of any class of voting stock of the savings and loan holding company or (ii) acquires more than 25% of any class of stock (voting or non-voting) of the savings and loan holding company and in each case is subject to any of the control factors established by the OTS. In addition, a person or company will be deemed to control, subject to rebuttal, a savings and loan holding company if it holds any combination of voting stock and proxies representing more than 25% of any class of voting stock of the savings and loan holding company that enables it to: (i) elect one-third or more of the savings and loan holding company’s board of directors; (ii) cause the savings and loan holding company’s stockholders to approve an acquisition or corporate reorganization; or (iii) exert a continuing influence on a material aspect of the business operations of the savings and loan holding company.
PLAN OF DISTRIBUTION
     The selling securityholders and their successors, including their transferees, may sell the securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.
     The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:
•	on any national securities exchange or quotation service on which the series A preferred stock or the common stock may be listed or quoted at the time of sale, including, as of the date of this prospectus, the NASDAQ Global Market in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.
     In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

     In connection with the sale of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock issuable upon exercise of the warrant in the course of hedging the positions they assume. The selling securityholders may also sell short the common stock issuable upon exercise of the warrant and deliver common stock to close out short positions, or loan or pledge the series A preferred stock or the common stock issuable upon exercise of the warrant to broker-dealers that in turn may sell these securities.
     The aggregate proceeds to the selling securityholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.
     In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.
     In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, or the Exchange Act.
     In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
     The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities pursuant to this prospectus and to the activities of the selling securityholders. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the NASDAQ Global Market pursuant to Rule 153 under the Securities Act.
     At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
     We do not intend to apply for listing of the series A preferred stock on any securities exchange or for inclusion of the series A preferred stock in any automated quotation system unless requested by the initial selling shareholder. No assurance can be given as to the liquidity of the trading market, if any, for the series A preferred stock.
     We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities covered by this prospectus.
SELLING SECURITYHOLDERS
     On December 5, 2008, we issued the securities covered by this prospectus to the United States Department of Treasury, which is the initial selling securityholder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act. The initial selling securityholder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities they own. The securities to be offered under this prospectus for the account of the selling securityholders are:
•	69,000 shares of our series A preferred stock, representing beneficial ownership of 100% of our series A preferred stock outstanding on the date of this prospectus;

•	a warrant to purchase 1,923,792 shares of our common stock, representing beneficial ownership of approximately 16% of our common stock as of December 31, 2008; and

•	1,923,792 shares of our common stock issuable upon exercise of the warrant, which shares, if issued, would represent ownership of approximately 16% of our common stock as of December 31, 2008.
For purposes of this prospectus, we have assumed that, after completion of the offering, none of the securities covered by this prospectus will be held by the selling securityholders.
     Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. To our knowledge, the initial selling securityholder has sole voting and investment power with respect to the securities.
     We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders might not sell any or all of the securities offered by this prospectus. Because the selling securityholders may offer all or some of the securities pursuant to this offering, and because currently no sale of any of the securities is subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering.
     Other than with respect to the acquisition of the securities, the initial selling securityholder has not had a material relationship with us.
     Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.
LEGAL MATTERS
     The validity of the series A preferred stock, the warrant and the common stock offered hereby will be passed upon for us by Haskell Slaughter Young & Rediker, LLC.
EXPERTS
     The consolidated financial statements of Superior Bancorp appearing in Superior’s Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of Superior’s internal control over financial reporting as of December 31, 2007 have been audited by Grant Thorton, LLP independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http:/www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.superiorbank.com. Our website is not a part of this prospectus. You may also read and copy any document we file at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.
     Because our common stock is listed on the NASDAQ Global Market, you may also inspect reports, proxy statements and other information at the offices of the NASDAQ Global Market.
     The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. In all cases, you should rely on the later information over different information included in this prospectus.

     We incorporate by reference the documents listed below and all future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules:
•	Annual Report on Form 10-K for the year ended December 31, 2007;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

•	Current Reports on Form 8-K filed on January 28, 2008, January 30, 2008, February 1, 2008, February 11, 2008, April 28, 2008, April 29, 2008, April 12, 2008, May 1, 2008, May 2, 2008, July 28, 2008, September 8, 2008, September 10, 2008, September 10, 2008, September 12, 2008, September 22, 2008, October 23, 2008, October 27, 2008, November 13, 2008, November 18, 2008, December 3, 2008 and December 8, 2008; and

•	Registration Statement on Form 8-A (relating to our common stock) filed on November 5, 1998.
You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:
Superior Bancorp
17 North Twentieth Street
Birmingham, Alabama 35203
205-327-1400
Attn: William H. Caughran

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by Superior (except any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the shares). All amounts shown are estimates except the SEC registration fee.

SEC registration fee	$3,119

Legal fees and expenses	$15,000

Accounting fees and expenses	$10,000

Printing and miscellaneous expenses	$5,000

Total expenses	$33,119

Item 15. Indemnification of Directors and Officers.
     Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) permits a Delaware corporation in its certificate of incorporation to limit or eliminate, subject to certain statutory limitations, the personal liability of their directors in certain circumstances. Superior’s Restated Certificate of Incorporation (the “Certificate”) contains a provision eliminating or limiting director liability to Superior and its stockholders for monetary damages arising from acts or omissions in the director’s capacity as a director. The provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director’s fiduciary duty of loyalty to Superior or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the Board of Directors of Superior protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above). As a result of this provision, the ability of Superior or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care is limited. However, this provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director’s breach of his duty of care. The SEC has taken the position that the provision will have no effect on claims arising under the federal securities laws.
     Section 145 of the DGCL grants corporations the right to indemnify their directors, officers, employees and agents in accordance with its provisions. Section 9.2 of Superior’s Certificate provides for mandatory indemnification rights, subject to limited exceptions, to any director, officer, employee, or agent of Superior who, by reason of the fact that he or she is a director, officer, employee, or agent of Superior, is involved in a legal proceeding of any nature. Such indemnification rights include reimbursement for expenses incurred by such director, officer, employee, or agent in advance of the final disposition of such proceeding in accordance with the applicable provisions of the DGCL.
     In addition, Superior has purchased insurance containing customary terms and conditions as permitted by Delaware law on behalf of its directors and executive officers, which may cover liabilities under the Securities Act.

Item 16. Exhibits

EXHIBIT
NUMBER	DESCRIPTION

3.1	Restated Certificate of Incorporation, as amended, of the Registrant (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on May 17, 2007 and incorporated herein by reference).

3.2	By-laws of the Registrant (filed as Exhibit 3 to the Registrant’s Current Report on Form 8-K, filed on November 20, 2007 and incorporated herein by reference).

3.3	Certificate of Designation of Fixed Rate Cumulative Perpetual Preferred Stock of Superior Bancorp (filed as Exhibit 3 to the Registrant’s Current Report on Form 8-K filed on December 3, 2008 and incorporated herein by reference).

4.3	Purchase Agreement, dated as of December 5, 2008, between the Registrant and the United States Department of the Treasury (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 8, 2008 and incorporated herein by reference).

4.4	Warrant, dated December 5, 2008, to purchase shares of Common Stock of the Registrant (filed as Exhibit 3 to the Registrant’s Current Report on Form 8-K filed on December 8, 2008 and incorporated herein by reference).

5	Opinion of Haskell Slaughter Young & Rediker, LLC.

12.1	Statement of ratios of earnings to fixed charges.

23.1	Consent of Grant Thornton, LLP dated December 31, 2008.

23.2	Consent of Carr Riggs & Ingram, LLC dated December 31, 2008.

23.3	Consent of Haskell Slaughter Young & Rediker, LLC (included in Exhibit 5).

24	Powers of Attorney (included in the signature pages to the Registration Statement).
Item 17. Undertakings.
     The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act of 1933”);
     (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.
     (2) That, for the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
     (i) Each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectus filed in reliance on Rule 430A shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
     (5) That, for the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
     (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
     (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned Registrant; and
     (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
     The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on January 2, 2009.

SUPERIOR BANCORP
By:	/s/ C. Stanley Bailey
C. Stanley Bailey
Chairman and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY
     We, the undersigned officers and directors of Superior Bancorp hereby severally constitute and appoint C. Stanley Bailey and William H. Caughran and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Superior Bancorp to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ C. Stanley Bailey C/ Stanley Bailey	Chairman and Chief Executive Officer	January 2, 2009
/s/ James A. White James A. White	Chief Financial Officer (Principal Financial Officer)	January 2, 2009
/s/ James C. Gossett James C. Gossett	Chief Accounting Officer (Principal Accounting Officer)	January 2, 2009
/s/ Roger D. Barker Roger D. Barker	Director	January 2, 2009
/s/ Rick D. Gardner Rick D. Gardner	Chief Operating Officer and Director	January 2, 2009
/s/ James Mailon Kent, Jr. James Mailon Kent, Jr.	Director	January 2, 2009
/s/ Mark A. Lee Mark A. Lee	Director	January 2, 2009
/s/ Peter L. Lowe Peter L. Lowe	Director	January 2, 2009

S-1

Signature	Title	Date
/s/ D. Dewey Mitchell D. Dewey Mitchell	Director	January 2, 2009
/s/ Robert R. Parrish, Jr. Robert R. Parrish, Jr.	Director	January 2,2009
/s/ Charles W. Roberts, III Charles W. Roberts, III	Director	January 2, 2009
/s/ C. Marvin Scott C. Marvin Scott	President and Director	January 2,2009
/s/ James C. White, Sr. James C. White, Sr.	Director	January 2, 2009

S-2

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION

3.1	Restated Certificate of Incorporation, as amended, of the Registrant (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on May 17, 2007 and incorporated herein by reference).

3.2	By-laws of the Registrant (filed as Exhibit 3 to the Registrant’s Current Report on Form 8-K, filed on November 20, 2007 and incorporated herein by reference).

3.3	Certificate of Designation of Fixed Rate Cumulative Perpetual Preferred Stock of Superior Bancorp (filed as Exhibit 3 to the Registrant’s Current Report on Form 8-K filed on December 3, 2008 and incorporated herein by reference).

4.3	Purchase Agreement, dated as of December 5, 2008, between the Registrant and the United States Department of the Treasury (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 8, 2008 and incorporated herein by reference).

4.4	Warrant, dated December 5, 2008, to purchase shares of Common Stock of the Registrant (filed as Exhibit 3 to the Registrant’s Current Report on Form 8-K filed on December 8, 2008 and incorporated herein by reference).

5	Opinion of Haskell Slaughter Young & Rediker, LLC.

12.1	Statement of ratios of earnings to fixed charges.

23.1	Consent of Grant Thornton, LLP dated December 31, 2008.

23.2	Consent of Carr Riggs & Ingram, LLC dated December 31, 2008.

23.3	Consent of Haskell Slaughter Young & Rediker, LLC (included in Exhibit 5).

24	Powers of Attorney (included in the signature pages to the Registration Statement).